As filed with the Securities and Exchange Commission on September 29, 1998

                                            Registration No. 333-_______________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                      APPLE RESIDENTIAL INCOME TRUST, INC.
             (Exact name of registrant as specified in its charter)

                 Virginia                                54-1816010
         (State or other jurisdiction                  (I.R.S. Employer
      of incorporation or organization)                Identification No.)


     306 East Main Street, Richmond, Virginia                  23219
     (Address of principal executive offices)                (Zip Code)

                      APPLE RESIDENTIAL INCOME TRUST, INC.
                  1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                            (Full title of the plan)

            Glade M. Knight                       Copy to:                   Martin B. Richards, Esq.
           306 East Main Street                                         McGuire, Woods, Battle & Boothe LLP
       Richmond, Virginia 23219                                                One James Center
       Telephone: (804) 643-1761                                           Richmond, Virginia 23219
(Name, address and telephone number, including                              Telephone: (804) 775-1029
      area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================

       Title of                                    Proposed Maximum         Proposed Maximum
     Securities to            Amount to be              Offering                Aggregate                Amount of
     be Registered             Registered         Price Per Share (1)       Offering Price (1)       Registration Fee
========================================================================================================================
 Common
 Shares                       915,000 shares             $10                   $9,150,000               $2,699.25

========================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee and based, pursuant to Rule 457(a) under the Securities Act of 1933, on the most recent price at which shares were sold to the public.

                                   PROSPECTUS

                      APPLE RESIDENTIAL INCOME TRUST, INC.
                  1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                                ----------------



         This  document   provides   information  about  the  1996  Non-Employee
Directors Stock Option Plan of Apple Residential Income Trust, Inc. (the "Company"), pursuant to which up to 915,000 shares of the Company's common stock, no par value (the "Common Stock"), may be issued to eligible directors of the Company.

                                ----------------


                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

                                -----------------



         No person is authorized to give any information or make any representation in connection with the offer contained in this Prospectus, other than those contained herein. Any information or representation not contained herein must not be relied upon as having been so authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities covered by this Prospectus in any State or other jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales or solicitations hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

               The date of this Prospectus is September 29, 1998.

                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----

GENERAL INFORMATION................................................3

SHARES AVAILABLE FOR ISSUANCE......................................3

ELIGIBILITY........................................................3

TERMS OF AWARDS....................................................3

FEDERAL INCOME TAX CONSEQUENCES....................................4
         For Participants..........................................4
         For the Company...........................................5

RESTRICTIONS ON RESALE.............................................5

ADDITIONAL INFORMATION.............................................5

                               GENERAL INFORMATION

         The Board of Directors (the "Board") of the Company has adopted the 1996 Non-Employee Directors Stock Option Plan (the "Plan"), which became effective on October 17, 1996.

         The Plan is intended to promote long-term shareholder value and to provide non-employee members of the Board with an incentive to continue as directors of the Company. The Plan will terminate on October 17, 2006 unless earlier terminated upon the adoption of a resolution by the Board. The Plan is administered by the Board. The Board may suspend or discontinue the Plan or revise or amend the Plan in any manner, except that without approval of the shareholders of the Company, no revision or amendment may increase the number of shares subject to the Plan or materially increase the benefits accruing to participants under the Plan.

         The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 nor is it qualified under Section 401(a) of the Internal Revenue Code (the "Tax Code").

         Statements contained in this Prospectus as to the provisions of the Plan are intended to be general in nature and may not in every instance be complete. Reference is made to the written Plan, a copy of which will be provided, without charge, upon written or oral request to the Company's Chief Financial Officer. (See "Additional Information.") The statements in this Prospectus are qualified in all respects by reference to the written Plan.


                          SHARES AVAILABLE FOR ISSUANCE

         A total of up to 915,000 shares of Common Stock is reserved for issuance under the Plan. Shares allocable to options under the Plan that expire or otherwise terminate unexercised may again be subjected to an award under the Plan. In the event of a stock dividend, stock split or combination of shares, recapitalization, merger or other similar change, appropriate adjustments will be made in the number and kind of shares issuable under the Plan, the number and kind of shares to be issued under outstanding stock option awards, the exercise price and other relevant provisions.


                                   ELIGIBILITY

         The Plan defines "Eligible Directors," eligible to receive option awards under the Plan, as including all directors who are not otherwise employees of the Company or any of its subsidiaries and who were not employees thereof for a period of at least one year before the date of grant (as defined in the Plan). Options have been and will be awarded automatically to the Eligible Directors under the Plan as follows: (i) as of the Initial Closing, each Eligible Director automatically received an option to purchase 5,500 shares of Common Stock plus 0.0125% of the number of shares of Common Stock in excess of a minimum offering sold by such initial closing; (ii) as of each June 1 during the years 1997 through 2001 (inclusive), each Eligible Director shall automatically receive an option to purchase 0.02% of the total number of shares of Common Stock issued and outstanding on that date; and (iii) as of the election as a director of any new person who qualifies as an Eligible Director, such Eligible Director shall automatically receive an option to purchase 5,000 shares of Common Stock.


                                 TERMS OF AWARDS

         No option issued under the Plan may be exercised earlier than six months after the date of grant, and no option issued under the Plan may be exercised after the first to occur of (i) 10 years from the date of grant, (ii) three years following the optionee's ceasing to be a director of the Company (other than by death), or (iii) one year following the optionee's death.

         The participant does not pay any monetary consideration for the granting of the options. The Plan provides that the exercise price of shares covered by an option shall be the fair market value of such shares on the date of grant. The exercise price of an option may be paid in cash or by delivery to the Company of shares of Common Stock (valued at fair market value on the date of exercise) in the amount necessary to pay the exercise price. At the time of exercise, the Company has the right to retain shares of the Common Stock otherwise remittable to the optionee under the option to cover the Company's income tax withholding obligations, subject to the optionee's right to make other arrangements satisfactory to the Company for the payment of all applicable withholding taxes. No fees, commissions or other charges are incurred upon exercise of an option.

         Options are not transferable except by will or by the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by such optionee. The Plan contains no provision that permits participants to withdraw from the Plan and terminate their interests therein, and it prohibits participants from assigning, pledging, or hypothecating their options or their interests therein.

         If the Company is party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Board may take such actions as it deems appropriate with respect to outstanding options.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the Federal income tax consequences to the Company and participants under the Plan. It is general and does not purport to be complete. There may also be applicable state and local taxes. In addition, in some cases it may be important to consider the effect, if any, of gift, estate and inheritance taxes.

         NO REPRESENTATION RESPECTING THE TAX TREATMENT OF ANY OPTION AWARD HAS BEEN MADE TO A PLAN PARTICIPANT. PLAN PARTICIPANTS ARE URGED TO CONSULT THEIR COUNSEL, ACCOUNTANTS, OR OTHER TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF OPTIONS GRANTED TO THEM IN RELATION TO THEIR OWN PARTICULAR TAX SITUATION.

FOR PARTICIPANTS

         NONSTATUTORY STOCK OPTIONS. All options granted under the Plan shall be nonstatutory in nature and shall not be entitled to special tax treatment under Tax Code Section 422. Under present Federal income tax law and existing and temporary regulations subject to change at any time:

                  (1) Generally, no taxable income will be realized by a participant upon the grant of nonstatutory stock options under the Plans.

                  (2) Upon the exercise of nonstatutory stock options, a participant will incur ordinary income in the year of exercise to the extent that the fair market value of the Common Stock on the date of exercise exceeds the option price.

         EXERCISE OF AN OPTION WITH COMMON STOCK. A participant may pay any or all of the purchase price on the exercise of a stock option by the delivery of Common Stock. Usually when a participant delivers shares of Common Stock in satisfaction of all, or any part, of the purchase price, no taxable gain is recognized on any appreciation in value of the previously held Common Stock. In other words, even though the delivered shares are valued at their fair market value for purposes of paying all or part of the option price, the participant is generally not taxed on the difference between the fair market value and the tax basis of the shares.

         TAX BASIS OF COMMON STOCK RECEIVED UPON EXERCISE. Ordinary income recognized upon receipt of Common Stock under the Plan will increase the participant's tax basis for the purpose of determining gain or loss on the subsequent sale or exchange of the Common Stock. Special rules apply to determine the basis of shares of Common Stock received upon the exercise of a stock option by the delivery of shares of previously owned Common Stock.

FOR THE COMPANY

         The Company usually will be entitled to a business expense deduction at the time and in the amount that the participant recognizes ordinary income in connection with an option award. With respect to nonstatutory options, this usually occurs upon exercise of the options.

                             RESTRICTIONS ON RESALE

         The Plan contains no restrictions on the resale of Common Stock received upon exercise of a stock option. However, the securities laws impose certain limitations on sales by persons who are affiliates of the Company, as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). An affiliate may resell such Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from such registration, such as the exemption provided by Rule 144 under the Securities Act. The Company has no obligation to register for resale any shares of Common Stock acquired by participants and this Prospectus is not available to a participant for re-offers or resales.

         In addition, under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a director must pay to the Company any profit made from a purchase and sale, or a sale and purchase, of Common Stock within a six-month period. Transactions subject to Section 16(b) may include the receipt, vesting and exercise of stock options, the delivery or retention of Common Stock to pay the exercise price or to satisfy tax withholding obligations and the resale of Common Stock received upon exercise. Transactions between the director and the Company, in which no third parties are involved, may be eligible for exemption pursuant to Rule 16b-3 under the Exchange Act. Participants who have questions regarding the applicability of Section 16 are encouraged to contact the Company's Chief Financial Officer.

         PLAN PARTICIPANTS ARE URGED TO CONSULT WITH THEIR BROKERS, FINANCIAL ADVISERS, AND SECURITIES COUNSEL TO DETERMINE THEIR PARTICULAR STATUS UNDER THE SECURITIES LAWS BEFORE EFFECTING ANY RESALES OF THE COMPANY'S COMMON STOCK RECEIVED PURSUANT TO THE PLAN.

                             ADDITIONAL INFORMATION

         The Company hereby incorporates by reference the following documents filed or to be filed with the Securities and Exchange Commission (the "Commission");

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (b)      all  other  reports  filed  with the  Commission  pursuant  to
                  Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, including the Company's Quarterly Reports on Form 10-Q filed May 14, 1998 and August 14, 1998, and the Company's Reports of Current Events on Form 8-K or 8-K/A filed on January 30, 1998, February 18, 1998, February 23, 1998, April 15, 1998, April 17, 1998, April 22, 1998, May 13, 1998, May
                  22, 1998, June 10, 1998,  July 7, 1998, July 16, 1998,  August
                  3, 1998 and August 4, 1998;

         (c) the Company's Registration Statement on Form 8-A under the Exchange Act filed on April 3, 1998 with the Commission; and

         (d) from the date of filing such documents, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all such securities then remaining unsold.

         Upon oral or written request, the Company will provide to a participant, without charge, copies of (i) any and all of the information that has been incorporated by reference in this document, (ii) the Company's most recent annual report to shareholders, and (iii) if the participant is not otherwise receiving such material, all reports, proxy statements and other communications distributed by the Company to its shareholders generally. Such requests should be directed to the Company's Chief Financial Officer at the Company's business address: 306 East Main Street, Richmond, Virginia, 23219, telephone number (804) 643-1761.

         Participants may contact the Company's Chief Financial Officer at the address and telephone number listed above to obtain additional information about the Plan and its administrators.

         The Company may distribute from time to time to participants reports showing the status of their grants under the Plans.

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         Apple Residential Income Trust, Inc. (the "Company") hereby incorporates by reference into this Registration Statement the following documents which have been filed with the Securities and Exchange Commission (the "Commission"):

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (b) all other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1997, including the Company's Quarterly Reports on Form 10-Q filed May 14, 1998 and August 14, 1998, and the Company's Reports of Current Events on Form 8-K or 8-K/A filed on January 30, 1998, February 18, 1998, February 23, 1998, April 15, 1998, April 17, 1998, April 22, 1998, May 13,
1998, May 22, 1998, June 10, 1998,  July 7, 1998, July 16, 1998,  August 3, 1998
and August 4, 1998, and

         (c) the description of the Company's Common Shares appearing in its Registration Statement on Form 8-A filed with the Commission on April 3, 1998 (No. 0-23983)

         All documents  subsequently  filed by the Company  pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 10 of the Virginia Stock Corporation Act (the "Act") allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal act or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 9 of the Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities laws.

         Article VI of the Company's Articles of Incorporation (the "Articles") provides that in every instance in which the Act, and any amendments thereto, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of the Company shall not be liable to the Company or its shareholders.

         The Articles provide for mandatory indemnification of any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Company or by or on behalf of its shareholders) because such individual is or was a director or officer of the Company or of any legal entity controlled by the Company or because such individual is or was a fiduciary of any employee benefit plan established at the direction of the Company, against all liabilities and reasonable expenses incurred on account of the proceeding, provided that the directors of the Company (excluding the indemnified party) determine in good faith that the director's or officer's course of conduct which caused the loss or liability was undertaken in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Company or its shareholders, except such liabilities and expenses as are incurred because of such individual's willful misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law.

          The Company maintains a standard policy of officers' and directors' liability insurance. The Company is authorized to purchase and maintain insurance against any liability it may have under the indemnification provisions of the Articles or to protect any of the persons named above against any liability arising from their service to the Company or any other legal entity at the request of the Company, regardless of the Company's power to indemnify against such liability.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

Exhibit
Number                    Description
------                    -----------
4.1 Articles of Incorporation of Apple Residential Income Trust, Inc. (Incorporated by reference to Exhibits 3.1, 3.3 and 3.4 included in the Registrant's Registration Statement on Form S-11; File No. 333-10635).

4.2 Amended and Restated Bylaws of Apple Residential Income Trust, Inc. (Incorporated by reference to Exhibit 3.5 included in the Registrant's Registration Statement on Form S-11; File No. 333-10635).

5 Opinion of McGuire, Woods, Battle & Boothe LLP as to the legality of the securities being registered.

23.1    Consent of  McGuire,  Woods,  Battle & Boothe LLP  (included  as part of
        Exhibit 5).

23.2    Consent of Ernst & Young LLP.

23.3    Consent of L.P. Martin & Company, P.C.

24.1    Power of Attorney of Glade M. Knight.

24.2    Power of Attorney of Stanley J. Olander, Jr.

24.3    Power of Attorney of Lisa B. Kern.

24.4    Power of Attorney of Penelope W. Kyle.

24.5    Power of Attorney of Bruce H. Matson.

99 Apple Residential Income Trust, Inc. 1996 Non-Employee Directors Stock Option Plan.


ITEM 9. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on September 29, 1998.

APPLE RESIDENTIAL INCOME TRUST, INC.

By:  /s/ Glade M. Knight
     ---------------------------------------------
         Glade M. Knight, Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



        Signature                                   Capacities                         Date
        ---------                                   ----------                         ----

/s/Glade M. Knight                          Director, President, and                  September 29, 1998
---------------------------------             Chief Executive Officer
Glade M. Knight


/s/ *                                       Vice President,                            September 29, 1998
----------------------------------------      Secretary and Chief
Stanley J. Olander, Jr.                       Financial Officer


/s/*                                        Director                                   September 29, 1998
----------------------------------------
Lisa B. Kern


/s/*                                        Director                                   September 29, 1998
----------------------------------------
Penelope W. Kyle


                                            Director                                   September 29, 1998
----------------------------------------
Bruce H. Matson


*By: /s/ Glade M. Knight
         --------------------------------
         Glade M. Knight,
         Attorney-in-Fact for the above-named persons

                                  EXHIBIT INDEX

Exhibit                                                                      Sequentially
Number               Description                                             Numbered Page
------               -----------                                             -------------

4.1    Articles of  Incorporation of Apple  Residential  Income Trust,
       Inc. (Incorporated by reference to Exhibits 3.1, 3.3 and 3.4 included in the Registrant's Registration Statement on Form
       S-11; File No. 333-10635.

4.2    Amended and Restated Bylaws of Apple Residential  Income Trust,
       Inc. (Incorporated by reference to Exhibit 3.5 included in the Registrant's Registration Statement on Form S-11; File No.
       333-10635).

5 Opinion of McGuire, Woods, Battle & Boothe LLP as to the legality of the securities being registered.

23.1 Consent of McGuire, Woods, Battle & Boothe LLP (included as part of Exhibit 5).

23.2   Consent of Ernst & Young LLP.

23.3   Consent of L.P. Martin & Company, P.C.

24.1   Power of Attorney of Glade M. Knight.

24.2   Power of Attorney of Stanley J. Olander, Jr.

24.3   Power of Attorney of Lisa B. Kern.

24.4   Power of Attorney of Penelope W. Kyle.

24.5   Power of Attorney of Bruce H. Matson.

99     Apple   Residential   Income  Trust,   Inc.  1996  Non-Employee
       Directors Stock Option Plan.

                                      II-5